----
                                    FFYF
                                    ----

                             FFY FINANCIAL CORP.


                                                              September 16, 1996



Dear Fellow Stockholder:

         On behalf of the Board of Directors and management of FFY Financial Corp., I cordially invite you to attend the Annual Meeting of Stockholders of the Corporation. The Meeting will be held at 10:00 a.m., Youngstown, Ohio time, on October 16, 1996, at Paonessa's, 871 McKay Court, Youngstown, Ohio.

         The Meeting is for the purpose of considering and acting upon the election of three directors of the Corporation and the ratification of KPMG Peat Marwick LLP as independent auditor. In addition, the Meeting will include management's report to you on the Corporation's fiscal year 1996 financial and operating performance.

         I encourage you to attend the Meeting in person. Whether or not you plan to attend, however, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Corporation additional expense in soliciting proxies and will ensure that your shares are represented at the Meeting.

         Thank you for your attention to this important matter.

                                       Very truly yours,


                                       /s/ JEFFREY L. FRANCIS
                                       Jeffrey L. Francis
                                       President and Chief Executive Officer



724 Boardman-Poland Road/P.O. Box 3300/Youngstown, Ohio 44513-3300/330-726-3396

                               FFY FINANCIAL CORP.
                            724 Boardman-Poland Road
                             Youngstown, Ohio 44512


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To be Held on October 16, 1996


         Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of FFY Financial Corp. (the "Corporation") will be held at 10:00 a.m., Youngstown, Ohio time, on October 16, 1996, at Paonessa's, 871 McKay Court, Youngstown, Ohio.

         A proxy card and a Proxy Statement for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon the election of three directors of the Corporation, ratification of KPMG Peat Marwick LLP as independent auditor and such other matters as may properly come before the Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to come before the Meeting.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned or postponed. Stockholders of record at the close of business on August 30, 1996 are the stockholders entitled to vote at the Meeting and any adjournments or postponements thereof.

         You are requested to complete, sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed postpaid return envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                        By Order of the Board of Directors


                                        /s/ SHIRLEY A. REIGHARD
                                        SHIRLEY A. REIGHARD
                                        Secretary


Youngstown, Ohio
September 16, 1996




- - --------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE CORPORATION THE EXPENSE OF
FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.  A PRE-ADDRESSED
ENVELOPE  IS  ENCLOSED  FOR YOUR  CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED
WITHIN THE UNITED STATES.
- - --------------------------------------------------------------------------------

                                 PROXY STATEMENT

                               FFY Financial Corp.
                            724 Boardman-Poland Road
                             Youngstown, Ohio 44512

                         ANNUAL MEETING OF STOCKHOLDERS
                                October 16, 1996

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FFY Financial Corp. (the "Corporation") to be used at the Annual Meeting of Stockholders of the Corporation (the "Meeting"), to be held at Paonessa's, 871 McKay Court, Youngstown, Ohio, on October 16, 1996, at 10:00 a.m., Youngstown, Ohio time and at all adjournments or postponements of the Meeting. The accompanying Notice of Meeting and this Proxy Statement are first being mailed to stockholders on or about September 16, 1996. Certain of the information provided herein relates to First Federal Savings Bank of Youngstown ("First Federal" or the "Bank"), a wholly owned subsidiary and the predecessor of the Corporation.

         At the Meeting, the stockholders of the Corporation are being asked to consider and vote upon the election of three directors of the Corporation and ratification of KPMG Peat Marwick LLP as independent auditor.

Voting Rights and Proxy Information

         All shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for election of the nominees for director named herein. The Corporation does not know of any matters, other than as described in the Notice of Meeting, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment.

         A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Secretary of the Corporation at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Corporation at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Shirley A. Reighard, Secretary, FFY Financial Corp., 724 Boardman-Poland Road, Youngstown, Ohio 44512.

Vote Required for Approval of Proposals

         Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. Approval of the proposal to ratify KPMG Peat Marwick LLP as independent auditor requires the affirmative vote of the holders of a majority of the shares actually voted at the Meeting on the matter. Proxies marked to abstain with respect to a proposal will have the same effect as a vote against the proposal. Broker non-votes have no effect on the vote. One-third of the shares of the Corporation's common stock present in person or represented by proxy shall constitute a quorum for purposes of the Meeting.

Vote Securities and Principal Holders Thereof

         Stockholders of record as of the close of business on August 30, 1996 will be entitled to one vote for each share then held. As of that date, the Corporation had 5,112,698 shares of Common Stock issued and outstanding.

         The following table sets forth information as of June 30, 1996 regarding the share ownership of (i) those persons or entities known by management to beneficially own more than five percent of the Corporation's Common Stock, (ii) the executive officers named below, and (iii) all directors and officers of the Corporation and the Bank as a group.

                                                                 Shares
                                                              Beneficially     Percent
Name and Address of Beneficial Owner                             Owned         of Class
- - ------------------------------------                          ------------     --------

FFY Financial Corp. Employee Stock Ownership Plan(1)            527,361         10.4 %
724 Boardman-Poland Road
Youngstown, Ohio  44512

Named Officers
- - --------------

Jeffrey L. Francis                                               89,600          1.7
President and Chief Executive Officer of the Corporation
and First Federal

Randy Shaffer                                                   110,163          2.1
Vice President of the Corporation and First Federal

Charles Shellogg, Jr.                                            97,899          1.9
Retired President, Chief Executive Officer and Chairman
of the Board of the Corporation and First Federal

Victor Samilenko                                                 71,942          1.4
Retired Vice President of the Corporation and First Federal

All directors and officers of the Corporation and the Bank      616,195         11.6
as a group (15 persons)(2)

<F1> Includes 4,877, 4,471, 6,922, 4,590 and 27,144 shares beneficially owned by
     Messrs. Francis, Shaffer, Shellogg, Samilenko and all directors and officers as a group, respectively, which are held in the Employee Stock Ownership Plan. These shares are also included in each individual's/group's respective shares.

<F2> This  amount   includes  shares  held  by  certain  members  of  the  named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary. This amount also includes 21,183, 26,802, 26,802 and 116,355 restricted shares, as well as 50,540, 48,540,
     26,500 and 246,061 shares subject to options granted under the Corporation's Stock Option and Incentive Plan (the "Stock Option Plan"), which are exercisable within 60 days of June 30, 1996, to Messrs. Francis, Shaffer, Samilenko and all directors and officers as a group, respectively.

                            I. ELECTION OF DIRECTORS

General

         The Board of Directors of the Corporation (the "Board" or the "Board of Directors") is comprised of ten directors and is divided into three classes, each of which contains approximately one-third of the Board. Approximately one-third of the directors are elected annually. Directors of the Corporation are generally elected to serve for a three-year period or until their respective successors are elected and qualified. Charles Shellogg, Jr. retired as President, Chief Executive Officer and Chairman of the Board of the Corporation and the Bank during fiscal year 1996. Victor Samilenko retired as Vice President and a director of the Corporation and the Bank effective June 30, 1996. Kenneth
C. Schafer will retire as a director of the Corporation and the Bank effective the date of the Meeting. The Boards of Directors of the Corporation and the Bank appreciate the dedicated service of each of them over the years.

         The table below sets forth certain information, as of June 30, 1996, regarding the composition of the Board, including their terms of office. The Board of Directors acting as the nominating committee has recommended and approved the nominees identified in the following table. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the meeting FOR the election of the nominees identified below. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee may be unable to serve, if elected. Except as disclosed herein, there are no arrangements or understandings between the nominee and any other person pursuant to which the nominee was selected.

                                                                                            Shares of
                                                                                          Common Stock
                                    Position(s) Held               Director    Term to    Beneficially    Percent of
        Name             Age(1)    in the Corporation              Since(2)    Expire       Owned(3)       Class(3)
- - ---------------------    ------    ------------------              --------    -------    ------------    ----------

                                                       NOMINEES

Jeffrey L. Francis         45      President, Chief Executive        1992       1999          84,723         1.7%
                                   Officer and Director
Myron S. Roh               69      Chairman of the Board             1978       1999          41,641         0.8
Ronald P. Volpe(4)         53      Nominee                            --        1999           1,000         --

                                            DIRECTORS CONTINUING IN OFFICE

Marie Izzo Cartwright      43      Director                          1991       1997          25,641         0.5
Henry P. Nemenz            57      Director                          1991       1997          40,291         0.8
W. Terry Patrick           46      Director                          1992       1997          21,641         0.4
Randy Shaffer              45      Vice President and Director       1996       1998         105,692         2.1
Daniel J. Mirto            69      Director                          1980       1998          39,891         0.8
A. Gary Bitonte, M.D.      48      Director                          1990       1998          37,141         0.8
Jack R. Brownlee           68      Director                          1980       1998          41,041         0.8

<F1>  At June 30, 1996.

<F2> Includes service as a director of the Bank.

<F3> Includes  shares  held  directly  and shares  which are held in  retirement accounts, or held by certain members of the named individuals' families, or held by trusts of which the named individual is a trustee or substantial beneficiary, with respect to which shares the respective directors may be deemed to have sole or shared voting and/or investment power. The amount also includes shares of restricted stock granted pursuant to the RRPs, as well as shares subject to options granted under the Stock Option Plan which are exercisable within 60 days of June 30, 1996 .

<F4> Shares of common stock beneficially owned and percent of class as of August
     30, 1996.


         The business experience of each director of the Corporation is set forth below. All directors have held their present position for at least five years, unless otherwise indicated.

         Jeffrey L. Francis - Mr. Francis is President and Chief Executive Officer of the Corporation and the Bank. He began his career with the Bank in 1973 and has served in his current capacity since March 1996. Mr. Francis was named Executive Vice President and Treasurer of the Corporation and Executive Vice President and Chief Operating Officer of the Bank in October 1995. Prior to his most recent positions, he was Vice President and Treasurer of the Corporation and the Bank in which capacities he was responsible for managing the securities portfolio and supervising the data processing, accounting and savings departments. Mr. Francis received a B.B.A. degree from Kent State University and an M.B.A. from Youngstown State University.

         Myron  S.  Roh - Mr.  Roh has  been  President  and  Treasurer  of  The
Scholl-Choffin Co., a management, private investment consulting firm, since 1985. Formerly, Mr. Roh was Secretary-Treasurer for 22 years of Scholl-Choffin Co., a mechanical contracting firm and The Scholl-Choffin Sprinkler Corp.

         Ronald P. Volpe - Dr. Volpe has been a member of the graduate faculty and professor of finance at Youngstown State University ("YSU") since 1975. Dr. Volpe, who received his B.S. degree from Youngstown State University, M.B.A. from Central Michigan University and Ph.D. from the University of Pittsburgh, teaches graduate and undergraduate courses in finance and investments at the YSU Williamson College of Business Administration. Prior to his career in higher education, he was a member of the accounting and finance staff of The Ford Motor Co. in Dearborn, Michigan.

         Marie Izzo Cartwright - Ms. Cartwright serves as vice president of corporate communications for DeBartolo Properties Management, Inc. ("DeBartolo"). Ms. Cartwright, who joined DeBartolo in 1985 as director of public relations, was promoted to assistant vice president in 1989 and elevated to her current position in June 1994. An honors graduate of Kent State University with a B.A. degree in journalism, Ms. Cartwright has nearly 20 years experience in both corporate and agency public relations, marketing and advertising.

         Henry P. Nemenz - Mr. Nemenz has been President of H.P. Nemenz Food Stores since 1976, which owns and operates ten retail grocery stores in the Youngstown, Ohio area.

         W. Terry Patrick - Mr. Patrick has been a partner in the law firm of Friedman & Rummell, L.P.A. of Youngstown, Ohio since 1980.

         Randy Shaffer - Mr. Shaffer is Vice President of the Corporation and the Bank, responsible for coordinating the activities of the lending departments and development of lending policies and procedures. Mr. Shaffer has served in various capacities since joining the Bank in 1973 and has served in his current position since 1986. He earned a B.A. degree in economics from Hiram College, served as a Director of the Youngstown Board of Realtors, and is a member of the Home Builders Association of Mahoning Valley and the Mortgage Bankers of Northeastern Ohio.

         Daniel J. Mirto - Mr. Mirto currently serves as Chairman of the Board and C.E.O. of The Rhiel Supply Company, a distributor of janitor supplies, paper products, swimming pools and swimming pool supplies. He has been associated with The Rhiel Supply Company for the past 40 years. For the past 12 years, Mr. Mirto has also been President of the American Cleaning Equipment Company, Cleveland, Ohio, a distributor of janitor supplies and paper products. He is also a Director of the Serex Corporation, Youngstown, Ohio, which provides retail food vending services.

         A. Gary Bitonte, M.D. - Dr. Bitonte is a urologic surgeon who has been in private practice for the past 17 years. Dr. Bitonte received B.S. and M.D. degrees from Ohio State University. He is an assistant professor of urology at the Northeastern Ohio Universities College of Medicine and associate professor of urology at the Ohio University College of Osteopathic Medicine.

         Jack R. Brownlee - Mr. Brownlee is the former owner of Brownlee Pontiac, Inc., a Youngstown-based automobile dealership. Mr. Brownlee owned and operated Brownlee Pontiac for 28 years, and has served in various capacities for national, state and local trade associations as well as various community service organizations.

Meetings and Committees of the Board of Directors

         Meetings and Committees of the Corporation. The Board of Directors meets quarterly and may have additional special meetings upon the written request of the President or at least three directors. The Board of Directors met 11 times during the year ended June 30, 1996. During fiscal year 1996, no incumbent director of the Corporation attended fewer than 75% of the aggregate total number of meetings of the Board and committees on which he or she served. Directors are paid a fee of $50 per Board meeting attended. The Board of Directors of the Corporation has standing Stock Option, Audit and Executive Committees.

         During fiscal year 1996, the Corporation's Stock Option Committee was composed of Directors Mirto, Brownlee and Nemenz. The Stock Option Committee is responsible for administering the Corporation's Stock Option Plan. The Stock Option Committee met one time during fiscal year 1996.

         The Audit Committee is responsible for selecting the Corporation's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with the Corporation's internal audit staff on a periodic basis. During fiscal year 1996, the members of this committee were Directors Roh (Chairman), Cartwright, Nemenz and Patrick. The Audit Committee met six times during fiscal year 1996.

         During fiscal year 1996, the Executive Committee was composed of Directors Francis (Chairman), Brownlee, Mirto, Roh, Samilenko and Schafer. To the extent authorized by the Board of Directors and by the Bylaws, this committee exercises all of the authority of the Board of Directors between Board meetings. The Executive Committee did not meet during fiscal 1996.

         Meetings and Committees of the Bank. The Bank's Board of Directors meets monthly and may hold additional special meetings upon the written request of the President or at least three directors. The Board of Directors met 14 times during the year ended June 30, 1996. During fiscal year 1996, no incumbent director of the Bank attended fewer than 75% of the aggregate total number of meetings of the Board and committees on which he or she served. Non-employee directors are paid a fee of $350 per month plus $250 per Board meeting attended. Employee directors are paid a fee of $225 per month plus $250 per Board meeting attended. Each director also receives $100 for each committee meeting and the Chairman of each committee receives $150 for each meeting. Committee members who are employees of the Bank receive no fee for their service on Board committees. The Bank has standing Executive, Audit and Compensation Committees. The Bank also has other committees which meet as needed to review various other functions of the Bank.

         The Bank's Executive Committee exercises the powers of the full Board of Directors between Board meetings, except that this committee does not have the authority of the Board to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of the Bank. During fiscal year 1996, the Executive Committee was composed of Directors Francis (Chairman), Brownlee, Mirto, Roh, Samilenko and Schafer. The Executive Committee met 11 times during the year ended June 30, 1996.

         The Audit Committee is responsible for selecting the Bank's independent auditors and meeting with the independent auditors to outline the scope and review the results of the annual audit. The Audit Committee also meets with the Bank's internal audit staff on a periodic basis. During fiscal year 1996, the members of this committee were Directors Roh (Chairman), Cartwright, Nemenz and Patrick. This Committee held eight meetings during fiscal year 1996.

         The Bank's Compensation Committee recommends employee compensation, benefits and personnel policies to the Board of Directors, as well as salaries and bonuses concerning executive officers. The members of this committee during fiscal year 1996 were Directors Schafer (Chairman), Bitonte, Brownlee, Mirto and Roh. The Compensation Committee held seven meetings during the year ended June 30, 1996.

Executive Compensation

         The following table sets forth information concerning the compensation for services in all capacities to the Corporation for the years ended June 30, 1996, 1995 and 1994 of those persons who were (i) the Corporation's Chief Executive Officer at or any time during the year ended June 30, 1996 and (ii) the other executive officers of the Corporation and the Bank at June 30, 1996 who earned in excess of $100,000 (the "named executives").



                                                   Summary Compensation Table
- - ----------------------------------------------------------------------------------------------------------------------------------
                                                   Annual Compensation                      Long Term Compensation Awards
                                        -----------------------------------------   ----------------------------------------------
                                                                  Other Annual      Restricted Stock    Options/      All Other
Name and Principal Position      Year   Salary($)   Bonus($)   Compensation($)(1)       Awards($)       SARs(#)    Compensation($)
- - ---------------------------      ----   ---------   --------   ------------------   ----------------    --------   ---------------

Jeffrey L. Francis               1996   $ 93,100    $46,743           $---                $---            $---       $  ---
 President and Chief Executive   1995     89,000     32,817            ---                 ---             ---          ---
 Officer                         1994     84,650     35,861            ---                 ---             ---          ---

Charles Shellogg, Jr.            1996   $114,448    $14,325           $---                $---            $---       $410,907(2)
 Retired Chairman, President     1995    162,800     49,469            ---                 ---             ---          ---
 and Chief Executive Officer     1994    158,750     54,203            ---                 ---             ---          ---

Randy Shaffer                    1996   $ 79,925    $29,682           $---                $---            $---       $  ---
 Vice President                  1995     75,800     31,729            ---                 ---             ---          ---
                                 1994     71,400     34,194            ---                 ---             ---          ---

Victor Samilenko                 1996   $ 85,300    $20,182           $---                $---            $---       $206,030(3)
 Retired Vice President          1995     81,500     31,729            ---                 ---             ---          ---
                                 1994     77,350     34,194            ---                 ---             ---          ---

<F1> Does not include  perquisites which did not exceed the lesser of $50,000 or
     10% of the named individuals' salary and bonus.

<F2> Amount includes payments  representing the remaining term of Mr. Shellogg's employment agreement totaling $376,925, insurance benefits totaling $14,002 and Supplemental Executive Retirement Plan benefits totaling $19,980.

<F3> Amount includes payments representing the remaining term of Mr. Samilenko's employment agreement totaling $160,359, insurance benefits totaling $5,171 and Supplemental Executive Retirement Plan benefits totaling $40,500.

         The following table provides information as to options exercised by each of the following named executives for the fiscal year ended June 30, 1996 and the value of the options held by such executives at year-end measured in terms of the $23.75 closing price of FFY Financial Corp.'s Common Stock on June 30, 1996.



                     AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
- - ---------------------------------------------------------------------------------------------------------------------------
                                                                                                 Value of Unexercised
                                                          Number of Unexercised               In-the-Money Options/SARs
                                                      Options/SARs at June 30, 1996              at June 30, 1996(1)
                           Shares                   ---------------------------------     ---------------------------------
                        Acquired on      Value
        Name            Exercise(#)   Realized($)   Exercisable(#)   Unexercisable(#)     Exercisable($)   Unexercisable($)
- - ---------------------   -----------   -----------   --------------   ----------------     --------------   ----------------

Jeffrey L. Francis          2,500     $   27,500       50,540              ---               $694,925            ---
Charles Shellogg, Jr.     112,710      1,442,365        ---                ---                  ---              ---
Randy Shaffer               4,500         49,500       48,540              ---                667,425            ---
Victor Samilenko           26,540        332,260       26,500              ---                364,375            ---

<F1> The  difference  between the aggregate  option  exercise price and the fair market value of the underlying shares at June 30, 1996.

         All options were granted as of the date of the Bank's conversion to stock form (June 28, 1993) and expire 10 years from the date of grant. The exercise price for options was set at the market price on the date of grant ($10.00).

         Employment Agreements. The Bank has existing employment agreements with Messrs. Francis and Shaffer. The employment agreements are designed to assist the Bank in maintaining a stable and competent management team. The continued success of the Bank depends to a significant degree on the skills and competence of its officers. These agreements were filed with, and approved by, the Office of Thrift Supervision (the "OTS") as part of the application of the Holding Company for approval to become a savings and loan holding company. The employment agreements provide for annual base salary and an initial term of three years. The agreements provide for extensions of one year, in addition to the then-remaining term under the agreement, on each anniversary of the effective date of the agreements (June 28, 1993) subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Bank. The agreements were extended for one year effective June 28, 1996. The agreements provide for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days notice to the Bank.

         The employment agreements provide for payment to the employee of his salary for the remainder of the term of the agreement, plus up to 299% of the employee's base compensation, in the event there is a "change in control" of the Bank where employment terminates involuntarily in connection with such change in control or within twelve months thereafter. This termination payment is subject to reduction by the amount of all other compensation to the employee deemed for purposes of the Internal Revenue Code of 1986, as amended (the "Code"), to be contingent on a "change in control," and may not exceed three times the employee's average annual compensation over the most recent five year period or be non-deductible by the Bank for federal income tax purposes. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. Sections 574.3 or 574.4. Such events are generally triggered prior to the acquisition or control of 10% of the Company's common stock. The agreements also provide for participation in an equitable manner in employee benefits applicable to executive personnel.

         Based on their current salaries, if Messrs. Francis and Shaffer's employment had been terminated as of June 30, 1996, under circumstances entitling them to severance pay as described above, they would have been entitled to receive lump sum cash payments of approximately $376,000 and $318,000, respectively.

Report on Executive Compensation

         The Committee. The responsibility for compensation and pension matters for the Corporation rests with the Compensation Committee (the "committee") of the Board of Directors. The members of the Compensation Committee are independent directors of the Corporation and the Bank. Mr. Francis attends committee meetings to present recommendations and to provide information. However, he is excused from any deliberations regarding his compensation. The Compensation Committee met seven times during the year ended June 30, 1996. The most significant issues addressed each year by the committee are: 1) approval of salary adjustments for officers of the Corporation and Bank and recommendation to the full Board of a total wage and salary budget prior to each calendar year;
2) approval of payments under the Bank's bonus plans; and 3) completion of evaluations of the performance of executive officers in accordance with the provisions of employment contracts.

         Salary Adjustments. Discussions of annual salary adjustments were held in December 1995 for calendar year 1996. In December 1995, Mr. Shellogg was the Chief Executive Officer of the Corporation and the Bank. With respect to Mr. Shellogg, in determining base salary for 1996 the committee considered the following: 1) salary information for the chief executive officers at comparable institutions gathered from local, regional and national salary surveys as well as information from proxy statements of publicly traded banks and thrifts; and
2) the financial performance of the Corporation and the Bank during the preceding year as measured by return on assets, loan losses, total general and administrative expenses and net income, with regard to both the absolute level of such measures and as compared to peer institutions, including similar publicly traded thrift holding companies. Regional and national statistics are utilized for this review as well as any regulatory examination comments during the preceding year. Further, during the past year the Corporation and the Bank have been pursuing a number of initiatives to improve long term performance. Success in completing these initiatives on a timely basis was also considered. Mr. Francis, Mr. Samilenko and Mr. Shaffer were also reviewed based on the same criteria. Mr. Francis, who was named Executive Vice President and Chief
Operating Officer in October 1995 and President and Chief Executive Officer in March 1996, was granted a salary increase of $400 per month, or 5.71%, effective January 1, 1996.

         Bonus. The Bank has a long history of paying bonuses based on annual net income. The committee believes these payments more closely tie employee compensation to the Corporation's annual performance and act as an incentive to management to work toward consistent and growing net income. Each of the Corporation's executives, as employees of the Bank, is eligible to participate in the Bank's quarterly bonus plan. The majority of allocated bonus funds are distributed to all full-time employees on the basis of salary. A portion of the bonus, distributed annually following the completion of each fiscal year, is allocated on a discretionary basis to those individuals who, in the opinion of the committee and the Board of Directors, most contributed to the success of the Bank during the year. For the year ended June 30, 1996, each of the Corporation's executives received payments under the Bank's bonus plan. Mr. Francis' payment under the bonus plan was $46,743, representing an increase of $13,926 compared to fiscal year 1995. This increase was largely attributable to Mr. Francis having assumed the position of Executive Vice president and Chief Operating Officer in October 1995 and President and Chief Executive Officer in March 1996 without having received any material increase in base salary. Mr. Shellogg did not receive any portion of the discretionary bonus, and his total bonus was reduced 71.0% compared to fiscal year 1995, due to his retirement. Mr. Shaffer and Mr. Samilenko's bonuses were reduced 6.45% and 36.4%, respectively compared to fiscal year 1995. During fiscal year 1997, the committee will be evaluating the Bank's bonus plan to provide consideration of return on equity, earnings per share growth and to provide for an objective evaluation of individual performance in the attainment of established goals.

         Performance Evaluations. During March 1996, a committee of disinterested directors, including the committee and outside director W. Terry Patrick, completed performance evaluations of the executive officers of the Corporation. Each executive officer was evaluated on the basis of experience, knowledge and his vision of the Corporation's future. The evaluation process included individual interviews with each executive officer and consultation with other outside directors. Among other items, the committee considered the Corporation's performance statistics as objective measures of performance, as well as discussion of progress toward subjective corporate goals established the previous year. The committee prepared and presented a written report of each evaluation, which was reviewed by the entire Board of Directors in March 1996.

         Stock Options/Restricted Stock. In October 1993, the stockholders of the Corporation ratified the Corporation's Stock Option and Recognition and Retention Plans. It is the view of the committee that such equity-based compensation arrangements provide a great incentive on the part of the Corporation's executives to focus on the long term appreciation of the Corporation's stock price, in order to better match the interests of the Corporation's executives with those of stockholders. Awards granted in fiscal 1993 to executive officers were based on an analysis of awards granted in other similar mutual to stock conversions. During the years ended June 30, 1995 and June 30, 1996, no grants were made to executive officers under its Stock Option Plan or its Recognition and Retention Plan.

         The foregoing report on executive compensation is furnished by the Compensation Committee of the Board of Directors:

         Kenneth C. Schafer, Chairman       A. Gary Bitonte
         Jack R. Brownlee                   Daniel J. Mirto
         Myron S. Roh

         Pension Plan. The Corporation, through the Bank, maintains a qualified defined benefit pension plan (the "Pension Plan") for all employees who are 20.5 years of age or older and have completed at least six months of eligible service. The Pension Plan provides for a normal monthly retirement benefit at age 65 equal to (i) 40% of a participant's average monthly compensation earned during the 60 consecutive months of service within the last 10 years of participation in which his or her compensation was highest, plus (ii) 20% of a participant's average monthly compensation in excess of a formula based on a participant's year of birth. The monthly retirement benefit is reduced by 1/30th for each year of service less than 30 at such participant's normal retirement date. The term "compensation" means total salary and wages paid or otherwise accrued to an employee, excluding bonuses, overtime, extra remuneration, employer contributions to the Pension Plan and other non-taxable fringe benefits. At June 30, 1996, Messrs. Francis and Shaffer had 23 years and 22 years, respectively, of credited service under the Pension Plan. At the time of their retirement, Messrs. Shellogg and Samilenko had 40 and 31 years, respectively, of credited service under the Pension Plan.

         The following table shows annual benefits payable at normal retirement age (age 65) in the form of a life annuity with guaranteed payments for 10 years at specified levels of compensation (average total compensation for highest paid 60 months of employment). These estimates are based on Social Security covered compensation for an individual reaching age 65 in 1996. As required by the Code, the Pension Plan may not provide annual benefits which exceed certain maximum limits or which are based on annual compensation in excess of $150,000 for the plan year which commenced in 1995. The following table includes benefits payable under the Pension Plan.


                           Pension Plan Table
   --------------------------------------------------------------------
                                 Years of Credited Service
                    ---------------------------------------------------
   Remuneration       10         15         20         25         30
   ------------     -------    -------    -------    -------    -------

     $ 50,000       $ 8,162    $12,242    $16,323    $20,404    $24,485
       75,000        13,162     19,742     26,323     32,904     39,485
      100,000        18,162     27,242     36,323     45,404     54,485
      125,000        23,162     34,742     46,323     57,904     69,485
      150,000        28,162     42,242     56,323     70,404     84,485
      175,000        28,162     42,242     56,323     70,404     84,485
      200,000        28,162     42,242     56,323     70,404     84,485
      225,000        28,162     42,242     56,323     70,404     84,485

         Supplemental Executive Retirement Plan. Effective July 1992, the Bank adopted a supplemental executive retirement plan ("SERP") for the benefit of key employees, including Messrs. Francis and Shaffer, upon the death, disability or retirement upon attaining age 65 of such participant. This unfunded non-qualifying SERP provides for retirement income supplemental to that to be provided under the Bank's Pension Plan, payable on a monthly basis for 180 months in an amount equal to the lesser of (a) the excess, if any, which would have been available to the participant under the Bank's prior pension plan over the amount available to such participant under the Bank's current Pension Plan; and (b) one thousand dollars per month. As of June 30, 1996, the monthly benefit available to Messrs. Francis and Shaffer would have been $337 and $323, respectively.

Stockholder Return Performance Presentation

         The line graph below compares the cumulative total stockholder return on the Corporation's common stock to the cumulative total return of the NASDAQ Stock Market Index and the NASDAQ Banking Index for the period June 30, 1993 through June 30, 1996. The graph assumes that $100 was invested on June 30, 1993 and that all dividends were reinvested. The Corporation became a publicly traded company on June 28, 1993.


                             [INSERT GRAPH HERE]

               JUN-93   JUL-93   AUG-93   SEP-93   OCT-93   NOV-93   DEC-93

FFYF           100.0    105.0    111.0    118.0    118.0    111.8    109.7
NASDAQ (US)    100.0    100.1    105.3    108.4    110.9    107.6    110.6
NASDAQ BANK    100.0    103.6    106.3    109.3    107.7    103.4    106.6


               JAN-94   FEB-94   MAR-94   APR-94   MAY-94   JUN-94   JUL-94   AUG-94   SEP-94   OCT-94   NOV-94   DEC-94

FFYF           115.8    118.6    118.6    118.4    120.4    124.5    134.5    143.8    145.8    156.1    161.2    157.1
NASDAQ (US)    113.9    112.8    105.9    104.5    104.8    101.0    103.0    109.6    109.3    111.5    107.8    108.1
NASDAQ BANK    108.4    107.0    105.4    108.8    113.7    113.7    115.3    118.3    115.0    111.5    106.9    106.3


               JAN-95   FEB-95   MAR-95   APR-95   MAY-95   JUN-95   JUL-95   AUG-95   SEP-95   OCT-95   NOV-95   DEC-95

FFYF           156.1    150.9    148.8    149.8    153.0    161.4    188.6    189.7    178.1    184.6    180.4    178.2
NASDAQ (US)    108.7    114.4    117.8    121.5    124.7    134.8    144.7    147.6    151.0    150.1    153.6    152.8
NASDAQ BANK    109.8    115.2    116.3    119.6    123.2    128.4    134.5    141.7    145.0    147.4    154.9    158.3


               JAN-96   FEB-96   MAR-96   APR-96   MAY-96   JUN-96

FFYF           182.7    188.0    193.4    196.8    192.5    204.3
NASDAQ (US)    153.6    159.4    159.9    173.2    181.2    173.0
NASDAQ BANK    158.7    160.9    164.5    163.7    166.5    167.3


         Certain Transactions. The Bank, like many financial institutions, has followed a policy of granting various types of loans to officers, directors and employees. All loans by the Bank to its directors and executive officers are subject to OTS regulations restricting loans and other transactions with affiliated persons of the Bank. Since August 9, 1989, federal law has required that all such loans be made on terms and conditions comparable to those for similar transactions with non-affiliates (including interest rates and loan fees).

         All transactions between the Corporation or the Bank and its officers, directors, holders of 10% or more of the shares of any class of its common stock and affiliates thereof, other than those originated prior to August 9, 1989 or at a time when the borrower was not an executive officer or director, were made in the ordinary course of business with substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons, do not involve more than the normal risk of collectibility or present other unfavorable features and are approved by a majority of disinterested directors of the Corporation, if any.

         The following table sets forth certain information as to loans made by the Bank to any of its directors or executive officers on terms more favorable than for similar loans to public borrowers and whose aggregate indebtedness to First Federal exceeded $60,000 at any time since June 30, 1995. Each of these loans is a residential first mortgage loan secured by the borrower's principal place of residence.

                                                         Largest Amount                      Interest Rate
                                                       Outstanding Since    Balance as of        as of
Name and Position    Date of Loan     Type of Loan       June 30, 1995      June 30, 1996    June 30, 1996
- - -----------------    ------------    --------------    -----------------    -------------    -------------

Mark S. Makoski        11/27/92      Residential(1)        $ 67,438           $ 62,535           6.25%
 Vice President

David S. Hinkle        11/25/94      Residential(2)         133,299            131,714           6.25%
 Vice President

<F1> This loan was made to Mr.  Makoski when he was a  non-executive  officer of the Bank entitled to receive a 1.0% reduction on the interest rate as well as reduced closing costs consistent with the Bank's policy and Federal law.

<F2> This loan was made to an immediate family member of Mr. Hinkle who was also a non-executive officer employee of the Bank entitled to receive a 1.0% reduction on the interest rate as well as reduced closing costs consistent with the Bank's policy and Federal law.

                 II. RATIFICATION OF THE APPOINTMENT OF AUDITORS

         The Board of Directors has renewed the Corporation's arrangement for KPMG Peat Marwick LLP to be its auditors for the 1997 fiscal year, subject to the ratification of the appointment by the Corporation's stockholders. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if they so desire.

         On February 13, 1996, Hill, Barth & King, Inc. was dismissed and KPMG Peat Marwick LLP was engaged as FFY Financial Corp.'s independent accountants. Hill, Barth & King, Inc.'s accountant's report on the financial statements for each of the years ended June 30, 1994 and June 30, 1995 was unqualified and did not contain an adverse opinion or a disclaimer opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. The decision to dismiss Hill, Barth & King, Inc. was approved by the Board of Directors upon recommendation by the Audit Committee of the Board of Directors. During the fiscal years ended June 30, 1994 and June 30, 1995 and the subsequent interim period from July 1, 1995 through February 13, 1996, there were no disagreements with Hill, Barth & King, Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope of procedure which, if not resolved to the satisfaction of Hill, Barth & King, Inc., would have caused it to make reference to the subject matter of the disagreements in connection with its report. Additionally, there were no disagreements with Hill, Barth & King, Inc. regarding any of these matters, either those resolved to their satisfaction or those not resolved to their satisfaction. None of the events listed in Item 304(a)(1)(v)(A) through (D) of Regulation S-K of the Securities and Exchange Commission ("Regulation S-K") occurred during the fiscal years ended June 30, 1994 or June 30, 1995 or the subsequent interim period from July 1, 1995 through February 13, 1996. During the fiscal years ended June 30, 1994 and June 30, 1995 and the subsequent interim period from July 1, 1995 through February 13, 1996, there was no consultation with KPMG Peat Marwick LLP regarding: (1) application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on FFY Financial Corp.'s financial statements; or (2) any matter that was the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in paragraph 304(a)(1)(v) of Regulation S-K).

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE CORPORATION'S AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1997.

                              SHAREHOLDER PROPOSALS

         In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's executive offices, 724 Boardman-Poland Road, Youngstown, Ohio, no later than May 20, 1997. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

         To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, during the fiscal year ended June 30, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, with the exception of the inadvertent omission of certain shares from two Statements of Changes in Beneficial Ownership of Securities on Form 4 filed by Director Nemenz, which omissions were subsequently corrected.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Corporation Common Stock. In addition to solicitation by mail, directors and officers of the Corporation and regular employees of the Bank may solicit proxies personally or by telegraph or telephone, without additional compensation.

                                        By Order of the Board of Directors


                                        /s/ SHIRLEY A. REIGHARD
                                        Shirley A. Reighard
                                        Secretary


Youngstown, Ohio
September 16, 1996

PROXY CARD


                               REVOCABLE PROXY
                             FFY FINANCIAL CORP.

                     ----------------------------------
                       ANNUAL MEETING OF STOCKHOLDERS
                              OCTOBER 16, 1996
                     ----------------------------------

      The undersigned hereby appoints the Board of Directors of FFY Financial Corp. (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the "Meeting"), to be held on Wednesday, October 16, 1996 at Paonessa's, located at 871 McKay Court, Youngstown, Ohio, at 10:00 a.m., Youngstown, Ohio time, and at any and all adjournments thereof, as follows:

I.     The election as directors of all nominees listed below:

                 FOR                 WITHHELD
                 [ ]                   [ ]

INSTRUCTION:   TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A
               LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

               Jeffrey L. Francis      Myron S. Roh       Ronald P. Volpe

II. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the fiscal year ending June 30, 1997.

                FOR                AGAINST               ABSTAIN
                [ ]                  [ ]                   [ ]

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

     The Board of Directors recommends a vote "FOR" the listed proposals.

- - ----------------------------------------------------------------------------
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE
SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE
NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD
OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.
- - ----------------------------------------------------------------------------



          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof, and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this Proxy, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

      The undersigned acknowledges receipt from the Company, prior to the execution of this Proxy, of a Notice of the Meeting, a Proxy Statement and the Company's Annual Report to Stockholders for the fiscal year ended
June 30, 1996.


                                        -----------------------------, 1996

                                                           NUMBER OF SHARES



                     -------------------------    -------------------------
                     Print Name of Stockholder    Print Name of Stockholder


                     -------------------------    -------------------------
                      Signature of Stockholder     Signature of Stockholder

                     Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.
                     PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.